SCOUT FUNDS

Multiple Class Plan Pursuant to Rule 18f-3

This Multiple Class Plan (the “Plan”) has been adopted by the Board of Trustees of Scout Funds (the “Trust”) on behalf of its series, the Scout Unconstrained Bond Fund (the “Fund”).  The Board has determined that the Plan, including the expense allocation, is in the best interests of each class of the Fund and the Trust as a whole.  The Plan sets forth the provisions relating to the establishment of multiple classes of shares (“Shares”) for the Fund.

1.           The Fund shall offer two classes of Shares, to be known as Class Y Shares and Institutional Class Shares.

2.           Neither the Class Y Shares nor the Institutional Class Shares shall carry a front-end sales charge.

3.           The distribution plan adopted by the Trust pursuant to Rule 12b-1 (the “Rule 12b-1 Plan”) under the Investment Company Act of 1940, as amended (the “1940 Act”), associated with the Class Y Shares may be used to pay UMB Distribution Services, LLC (the “Distributor”) or others to assist in the promotion and distribution of the Class Y Shares.  Payments made under the Rule 12b-1 Plan may be used for, among other things, the printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements and other distribution-related expenses, including a prorated portion of the Distributor’s overhead expenses attributable to the distribution of Class Y shares.  Agreements for the payment of fees to others shall be in a form which has been approved from time to time by the Trust’s Board of Trustees, including the Trustees who are not “interested persons” as defined in the 1940 Act (“Independent Trustees”).

The Rule 12b-1 Plan shall operate in accordance with Rule 12b-1 under the 1940 Act and with NASD Rule 2830(d) of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., as both may be amended from time to time.

4.           Differences in expenses as between Class Y Shares and Institutional Class Shares shall relate to differences in the Rule 12b-1 Plan expenses paid by the Fund’s Class Y Shares, as described in its Rule 12b-1 Plan.  In addition, the Fund reserves the right, subject to approval by the Board of Trustees, to allocate fees and expenses of the following nature to a particular class of Shares of the Fund (to the extent that such fees and expenses actually vary among each class of Shares or vary by types of services provided to each class of Shares of the Fund):

(a)	transfer agency and other recordkeeping costs;

(b)	U.S. Securities and Exchange Commission and blue sky registration or qualification fees;

(c)
printing and postage expenses related to printing and distributing class specific materials, such as shareholder reports, prospectuses and proxies to current shareholders of a particular class or to regulatory authorities with respect to such class of Shares;

(d)	audit or accounting fees or expenses relating solely to such class;

(e)	the expenses of administrative personnel and services as required to support the shareholders of such class;

(f)	litigation or other legal expenses relating solely to such class of Shares;

(g)	Trustees’ fees and expenses incurred as a result of issues relating solely to such class of Shares; and

(h)	other expenses subsequently identified and determined to be properly allocated to such class of Shares.

Except for any expenses that are allocated to a particular class as described above, all expenses incurred by the Fund will be allocated to each class of Shares of the Fund on the basis of the net asset value of each such class in relation to the net asset value of the Fund.

5.           Income and realized and unrealized capital gains and losses of the Fund will be allocated to each class of Shares on the basis of the net asset value of each such class in relation to the net asset value of the Fund.

6.           There shall be no conversion features associated with Class Y Shares and Institutional Class Shares.

7.           Each class will vote separately with respect to any Rule 12b-1 Plan related to that class.

8.           On an ongoing basis, the Trust’s Board of Trustees, pursuant to its fiduciary responsibilities under the 1940 Act, and otherwise, will monitor the Fund for the existence of any material conflicts between the interests of the two classes of Shares.  The Trustees, including a majority of the Independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop.

9.           All material amendments to this Plan must be approved by a majority of the Trust’s Trustees, including a majority of the Independent Trustees.

10.           So long as the Plan is in effect, the Trust’s Board of Trustees must satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the 1940 Act.

Adopted:  November 15, 2012